Exhibit 12.1

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

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
                                                                                           Eight Months Ended
                                                     Years Ended April 30,                    December 31,
                                        ----------------------------------------------      -----------------
                                          1998      1997      1996      1995      1994          1998    1997
                                        ------   -------   -------   -------   -------       -------  -------
Earnings:

Income before extraordinary item and contri-
   bution to Equity Compensation Plan   $7,862   $10,685   $ 9,079   $ 8,064   $ 1,486       $(5,598)  $ (1,021)

Interest expense including amortization
   of debt issuance costs               14,706     7,816     6,630     4,345     2,951        14,587     7,897

Interest portion of Rental Expense         436       467       438       428       439           302       290
                                        ------   -------   -------   -------   -------       ------      -------
Total Earnings                         $23,004   $18,968   $16,147   $12,837   $ 4,876       $ 9,291   $ 7,166
                                        ======   =======   =======   =======   =======       =======    =======

Fixed Costs:

Interest expenses including amortization
   of debt issuance costs              $14,706   $ 7,816  $ 6,630   $ 4,345    $ 2,951       $14,587    $7,897

Interest portion of Rental Expense         436       467       438       428       439           302       290
                                        ------   -------   -------   -------   -------       -------   -------
Total Fixed Charges                    $15,142   $ 8,283   $ 7,068   $ 4,773   $ 3,390        14,889     8,187
                                        ======   =======   =======   =======   =======       =======    =======
Ratio of Earnings to Fixed Charges        1.52x     2.29x     2.28x     2.69x     1.44x         0.62x    0.88x
                                        ======   =======   =======   =======   =======       =======    =======

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